Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
702-567-7000
Ameristar Casinos announces early results of Tender Offer
and Consent Solicitation for its 9 1/4% Senior Notes due 2014
LAS VEGAS, Monday, April 11, 2011 — Ameristar Casinos, Inc. (NASDAQ-GS:ASCA) announced today the early results of its previously announced cash tender offer (the “Offer”) for any and all of the outstanding $650,000,000 aggregate principal amount of its 9 1/4% Senior Notes due 2014 (CUSIP Nos. 03070QAL5 and 03070QAK7) (the “Notes”) and related solicitation of consents (the “Consent Solicitation”) to certain proposed amendments to the indenture governing the Notes (the “Indenture”).
As of 5:00 p.m., New York City time, on April 11, 2011 (the “Consent Expiration”), an aggregate of $649,531,000 in principal amount of the Notes had been validly tendered and not validly withdrawn in the Offer. Additionally, as of the Consent Expiration, Ameristar had received valid consents to the proposed amendments to the Indenture from holders of $649,531,000 in aggregate principal amount of the Notes, or 99.9% of the outstanding aggregate principal amount of the Notes. As a result, Ameristar has received the requisite consents to enter into a supplemental indenture (the “Supplemental Indenture”) to amend the Indenture, and Ameristar and the trustee under the Indenture have executed such Supplemental Indenture.
The Supplemental Indenture amends the Indenture to eliminate substantially all of the restrictive covenants and certain events of default in the Indenture. The amendments set forth in the Supplemental Indenture will not become operative with respect to the Notes unless and until Ameristar accepts for purchase such Notes validly tendered and not validly withdrawn and certain other conditions relating to the consummation of the Offer are satisfied.
The previously announced withdrawal deadline relating to the Offer occurred at 5:00 p.m., New York City time, on April 11, 2011. Notes previously tendered and any Notes tendered after 5:00 p.m., New York City time, on April 11, 2011 may not be withdrawn unless withdrawal rights are required by law. Holders that have already validly tendered Notes in the Offer are eligible to receive the total consideration (as discussed below).

The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,100.14, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the tender offer consideration, which is $1,070.14 for each $1,000 principal amount of Notes, and does not include a consent payment. Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable settlement date. The Offer is scheduled to expire at 11:59 p.m., New York City time, on April 25, 2011, unless extended or earlier terminated. Any extension, termination or material amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Ameristar expects to make payments with respect to any Notes validly tendered and not withdrawn on or prior to the Consent Expiration on the initial settlement date, which is expected to be on or about April 14, 2011, assuming certain conditions relating to the consummation of the Offer are satisfied, including consummation of new debt financing raising net proceeds in an amount sufficient to fund, among other things, the Offer.
The complete terms and conditions of the Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 29, 2011, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 829-6551 (US toll free) or, for banks and brokers, (212) 269-5550.
Ameristar has engaged Wells Fargo Securities, LLC and Deutsche Bank Securities Inc. to act as the exclusive dealer managers and solicitation agents in connection with the Offer and the Consent Solicitation. Questions regarding the terms of the Offer and the Consent Solicitation may be directed to Wells Fargo Securities, Liability Management Group, at (866) 309-6316 (US toll-free) and (704) 715-8341 (collect) or to Deutsche Bank Securities, Liability Management Group, at (855) 287-1922 (US toll-free) and (212) 250-7527 (collect).
This announcement is for informational purposes only. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer and Consent Solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 29, 2011. The Offer and Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
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Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals, including with respect to the Offer and Consent Solicitation and related financing plans, are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, including uncertainties concerning the availability of acceptable financing, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb., and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss., and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).